SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Congoleum Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	02-0398678 (I.R.S. employer identification number)
3705 Quakerbridge Road P.O. Box 3127 Mercerville, New Jersey 08619-0127 (Address of principal executive offices)

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Congoleum Corporation
1999 Stock Option Plan For Non-Employee Directors
(Full title of the plan)
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Roger S. Marcus Chairman of the Board, President and Chief Executive Officer Congoleum Corporation 3705 Quakerbridge Road P.O. Box 3127 Mercerville, New Jersey 08619-0127 (609) 584-3000
(Name, address and telephone number, including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	50,000	$7.1875	$359,375.00	$99.91

(1) CALCULATED PURSUANT TO RULE 457(C) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AS PERMITTED BY RULE 457(H)(1) UNDER THE SECURITIES ACT, BASED UPON THE AVERAGE OF THE HIGH AND LOW PRICES FOR THE COMPANY'S COMMON STOCK AS TRADED ON THE NEW YORK STOCK EXCHANGE ON JULY 30TH, 1999.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by Congoleum Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by this reference:

(a) The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1998, filed with the Commission pursuant to Section 13(a) of the Exchange Act; and

(b) The Company's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1999, filed with the Commission pursuant to Section 13(a) of the Exchange Act; and

(c) The description of the Company's Class A Common Stock, $.01 par value (the "Class A Common Stock"), set forth in the Company's Registration Statement on Form 8-A filed with the Commission on February 1, 1995, pursuant to Section 12(b) of the Exchange Act.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed by this reference to be incorporated in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The shares of the Company's Class A Common Stock registered hereby are included in a class of securities registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The registrant has provided for indemnification to the maximum extent permitted by the provisions of the Delaware General Corporation Law in its charter and by-laws. The registrant also maintains directors' and officers' liability insurance (subject to certain exclusions and limitations) against certain liabilities, including certain liabilities under the Securities Act of 1933. See Item 9, "Undertakings."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBIT INDEX.

Exhibit No.	Description
4.3	Congoleum Corporation 1999 Stock Option Plan for Non-Employee Directors
5	Opinion of Patterson, Belknap, Webb & Tyler LLP regarding the legality of the Company's Class A Common Stock registered hereby
23.1	Consent of Patterson, Belknap, Webb & Tyler LLP (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
24	Powers of Attorney (included on the signature pages of this registration statement)

ITEM 9. UNDERTAKINGS.

The Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mercerville, State of New Jersey on this 3rd day of August, 1999.

              CONGOLEUM CORPORATION

              By:   /s/ Howard N. Feist, III

              Howard N. Feist, III
              Chief Financial Officer
              (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears immediately below constitutes and appoints Roger S. Marcus and Howard N. Feist, III, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/________________ Roger S. Marcus	President, Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 1999
/s/________________ Howard N. Feist, III	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 1999
/s/________________ Richard G. Marcus	Vice Chairman and Director	August 3, 1999
/s/________________ William M. Marcus	Director	August 3, 1999
/s/________________ John N. Irwin III	Director	August 3, 1999
/s/________________ Cyril C. Baldwin, Jr.	Director	August 3, 1999
/s/________________ David N. Hurwitz	Director	August 3, 1999
/s/________________ Mark N. Kaplan	Director	August 3, 1999
/s/________________ C. Barnwell Straut	Director	August 3, 1999